For the fiscal year ended (a) 8/31/97
File number (c) 811-4023

                         SUB-ITEM 77 D

          Policies  with Respect to  Security
Investments

     On   October   30,   1996   the   Fund's
shareholders approved the following changes to the Fund's investment policies:

     Approval  of an amendment of the  Fund's
     investment  restriction  to  permit   an
     increase in the borrowing capabilities of the Fund which would allow the Fund to borrow up 33 1/3% of the value of its total assets.